Exhibit 10.8

SECOND AMENDMENT AND CONSENT TO CREDIT AGREEMENT

SECOND AMENDMENT AND CONSENT TO CREDIT AGREEMENT, dated as of April 11, 2014 (this “Second Amendment”), among OLLIE’S HOLDINGS, INC., a Delaware corporation (“Ollie’s Holdings”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s” and, together with Ollie’s Holdings, the “Borrowers”), BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the Lenders (as defined in the Credit Agreement referred to below) party hereto and JEFFERIES FINANCE LLC, in its individual capacity (“Jefferies Finance”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Parent, the Borrowers, the Lenders, the Administrative Agent and the other parties thereto are parties to that certain Credit Agreement, dated as of September 28, 2012 (as amended, modified and/or supplemented through, but not including, the date hereof, the “Credit Agreement”);

WHEREAS, Parent, the Borrowers, the Administrative Agent and each Lender party hereto desire to amend the Credit Agreement to decrease the interest rate margin and floor applicable to the Term Loans and to make certain other changes to the Credit Agreement, in each case, as provided herein;

WHEREAS, subject to the terms and conditions hereof, the Borrowers have requested that Jefferies Finance (the “Incremental Term Lender”) make Incremental Term Loans on the Second Amendment Effective Date (as hereinafter defined) to the Borrowers in an aggregate principal amount of $60,000,000 (the “Designated 2014 Incremental Term Loans”), the proceeds of which shall be used by the Borrowers and Parent to pay the 2014 Special Dividend (as defined below) and any fees and expenses incurred by the Borrowers in connection with such Designated 2014 Incremental Term Loans, in each case, as provided herein;

WHEREAS, this Second Amendment shall serve as an Increased Facility Activation Notice and a New Lender Supplement referred to in Section 2.22 of the Credit Agreement (and the Lenders party hereto consent to its treatment as such) in respect of the Designated 2014 Incremental Term Loans to be incurred hereunder and, in connection therewith, the parties hereto hereby agree that (i) the Designated 2014 Incremental Term Loans to be incurred pursuant hereto shall be added to, and constitute part of the same Class as (and shall be treated as), the Term Loans originally incurred on the Closing Date (including the Incremental Term Loans incurred on the First Amendment Effective Date), (ii) the aggregate principal amount of the Designated 2014 Incremental Term Loans (and related commitments) shall be $60,000,000 and shall be treated as being incurred in reliance on the consent in Section II below, (iii) the Increased Facility Closing Date for the Designated 2014 Incremental Term Loans shall be the Second Amendment Effective Date, (iv) the Incremental Term Maturity Date for the Designated 2014 Incremental Term Loans shall be the Maturity Date, (v) the amortization schedule for the Designated 2014 Incremental Term Loans shall be as set forth in Section 2.10 of the Credit Agreement after giving effect to this Second Amendment and (vi) the Applicable Margin for the Designated 2014 Incremental Term Loans shall be the Applicable Margin after giving effect to this Second Amendment; and

WHEREAS, concurrently with the effectiveness of this Second Amendment, Parent, the Borrowers, the Lenders party thereto and the ABL Agent intend to amend (the “Second ABL Facility Amendment”) the ABL Facility to make certain changes to the ABL Facility, including to permit the payment of the 2014 Special Dividend.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged by each party hereto, it is agreed:

I. Amendments to Credit Agreement.

A. Section 1.01 of the Credit Agreement is hereby amended as follows:

1. the definition of “ABR” is hereby amended by replacing the reference to “2.25%” appearing in clause (d) thereof with “2.00%”.

2. the definition of “Applicable Margin” is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean (I) (a) with respect to any unpaid interest that has accrued on the ABR Loans prior to the Second Amendment Effective Date, 3.00% and (b) with respect to any interest accruing on the ABR Loans on and after the Second Amendment Effective Date, 2.75% and (II) (a) with respect to any unpaid interest that has accrued on the Eurodollar Loans prior to the Second Amendment Effective Date, 4.00% and (b) with respect to any interest accruing on the Eurodollar Loans on and after the Second Amendment Effective Date, 3.75%.

3. the definition of “Commitment” is hereby amended and restated in its entirety as follows:

“Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” (or, (x) in the case of Incremental Term Loans made under the First Amendment, opposite such Lender’s name on Schedule 1 to the First Amendment and (y) in the case of Incremental Term Loans made under the Second Amendment, opposite such Lender’s name on Schedule 1 to the Second Amendment) or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.04, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on (x) the Closing Date was $225.0 million (which Commitments were terminated upon the making of the Term Loans on the Closing Date), (y) the First Amendment Effective Date was $50.0 million (which Commitments were terminated upon the making of the Incremental Term Loans on the First Amendment Effective Date) and (z) the Second Amendment Effective Date is $60.0 million (which Commitments shall automatically terminate upon the making of the Incremental Term Loans on the Second Amendment Effective Date).

4. the definition of “Eurodollar Rate” is hereby amended by replacing the reference to “1.25%” appearing in clause (a) thereof with “1.00%”.

5. the definition of “Lender” is hereby amended and restated in its entirety as follows:

“Lender” shall mean each financial institution listed on Schedule 2.01 hereto, Schedule 1 to the First Amendment, or Schedule 1 to the Second Amendment (other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to an Assignment and Acceptance in accordance with Section 9.04.

6. the definition of “Term Loans” is hereby amended and restated in its entirety as follows:

“Term Loans” shall mean the term loans made by the Lenders to the Borrowers on the Closing Date and shall include, as part of the same Class as such term loans, the Incremental Term Loans made by the Incremental Term Lenders on the First Amendment Effective Date and on the Second Amendment Effective Date.

and

7. inserting in the appropriate alphabetical order the following new definitions:

“2014 Special Dividend” shall have the meaning assigned to such term in Section 6.06(n).

“Second Amendment” shall mean the Second Amendment to Credit Agreement, dated as of April 11, 2014, among Parent, the Borrowers, the Incremental Term Lenders party thereto, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” shall mean the date on which the Second Amendment is effective pursuant to the terms thereof.

B. Section 2.01 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

“(c) Upon the terms and subject to the conditions set forth herein and in the Second Amendment, each Incremental Term Lender on the Second Amendment Effective Date agrees, severally and not jointly, to make Incremental Term Loans to the Borrowers on (and subject to the occurrence of) the Second Amendment Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such Incremental Term Lender’s name on Schedule 1 to the Second Amendment. Amounts repaid or prepaid in respect of such Incremental Term Loans may not be reborrowed.”

C. Section 2.02 of the Credit Agreement is hereby amended by inserting the following new clause (f) at the end thereof:

“(f) On the Second Amendment Effective Date, the Incremental Term Loans under the Second Amendment shall be made by each Incremental Term Lender that is a party to the Second Amendment in the principal amount set forth opposite such Incremental Term Lender’s name on Schedule 1 to the Second Amendment. The failure of any Incremental Term Lender to make any Incremental Term Loan required to be made by it shall not relieve any other Incremental Term Lender of its obligations hereunder. Notwithstanding anything to the contrary contained herein, (i) the Incremental Term Loans made on the Second Amendment Effective Date shall be added to (and constitute part of the same Class as) the Term Loans made on (x) the Closing Date and (y) the First Amendment Effective Date, (ii) such Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans on the Second Amendment Effective Date on a pro rata basis (based on the relative sizes of the various outstanding Borrowings) so that each Lender (including each such Incremental Term Lender) will participate proportionately in each then outstanding Borrowing of Term Loans, and (iii) in connection with the provisions of immediately preceding clause (ii), the parties hereto acknowledge and agree that the effect thereof may result in the respective Incremental Term Loans having a short Interest Period (i.e., an Interest Period that began during an existing Interest Period then applicable to each outstanding Borrowing of Term Loans and which will end on the last day of such Interest Period). Each Incremental Term Lender shall make the Incremental Term Loans to be made by it on the Second Amendment Effective Date in accordance with procedures substantially the same as were applicable to the Term Loans originally made on the Closing Date (with such modifications as to timing of the respective wire transfers as may be agreed to by the Borrowers, the Administrative Agent and such Incremental Term Lenders). Each Incremental Term Lender’s commitment to make Incremental Term Loans on the Second Amendment Effective Date shall automatically terminate upon the making of the respective Incremental Term Loans on such date.”

D. Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.10 Repayment of Loans. Subject to the other paragraphs of this Section, commencing on the first full fiscal quarter after the Closing Date, the Borrowers shall (subject to the application of Section 2.23) repay Borrowings (x) on the last Business Day of each fiscal quarter prior to the Maturity Date (each such date being referred to as a “Term Loan Installment Date”), in each case in an amount equal to the sum of (i) 0.25% of the original principal amount of the Term Loans on the Closing Date, plus (ii) commencing with the Term Loan Installment Date on (or closest to) May 3, 2013, 0.25% of the original principal amount of the Incremental Term Loans incurred on the First Amendment Effective Date, plus (iii) commencing with the Term Loan Installment Date on (or closest to) May 2, 2014, 0.25% of the original principal amount of the Incremental Term Loans incurred on the Second Amendment Effective Date (as such repayment amounts may be reduced from time to time pursuant to Sections 2.11 and 9.04(h)), and (y) on the Maturity Date, shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.”

E. Section 2.12(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“At the time of the effectiveness of any Repricing Transaction that is consummated after the Second Amendment Effective Date and prior to the 12 month anniversary of the Second Amendment Effective Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 2.19 (but not, for the avoidance of doubt, the Replacement Lender, in its capacity as such)), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction described in clause (x) of the definition thereof, the aggregate principal amount of all Term Loans prepaid or converted in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (y) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.”

F. The first sentence of Section 5.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrowers will use the proceeds of (i) the Term Loans incurred on the Closing Date to consummate the Transaction and pay the Transaction Costs, (ii) the Incremental Term Loans incurred on the First Amendment Effective Date to pay the Special Dividend, to pay the fees and expenses incurred in connection with such Incremental Term Loans and the First Amendment and for general corporate purposes and (iii) the Incremental Term Loans incurred on the Second Amendment Effective Date to pay the 2014 Special Dividend, to pay the fees and expenses incurred in connection with such Incremental Term Loans and the Second Amendment and for general corporate purposes.”

G. Section 6.06 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (l) thereof, (ii) deleting the period appearing at the end of clause (m) thereof and inserting “; and” in lieu thereof and (iii) inserting the following new clause (n) at the end thereof:

“(n) as soon as reasonably practicable after the Second Amendment Effective Date, Ollie’s may use the proceeds of the Incremental Term Loans incurred on the Second Amendment Effective Date to pay a cash dividend to Ollie’s Holdings which in turn may use the proceeds of such Incremental Term Loans and/or the proceeds received from Ollie’s as provided herein to pay a cash dividend to Parent in an aggregate amount not to exceed $58,000,000 (the “2014 Special Dividend”).”

II. Consent to Credit Agreement.

Notwithstanding anything to the contrary set forth in Section 2.22(a)(ii) of the Credit Agreement, the Required Lenders hereby consent to the incurrence by the Borrowers of the Designated 2014 Incremental Term Loans on the Second Amendment Effective Date to fund the payment of (x) the 2014 Special Dividend and (y) the fees and expenses incurred in connection therewith so long as all of the conditions and requirements (other than Section 2.22(a)(ii)) set forth in Section 2.22 shall be satisfied. It being understood and agreed that (i) the incurrence of the Designated 2014 Incremental Term Loans shall not count against the Incremental Cap and (ii) the Designated 2014 Incremental Term Loans shall constitute “Incremental Term Loans” for all purposes under the Credit Agreement and the other Loan Documents.

III. Representations and Warranties.

In order to induce the Administrative Agent, the undersigned Lenders and the Incremental Term Lender to enter into this Second Amendment and, in the case of the Incremental Term Lender, to make the Designated 2014 Incremental Term Loans on the Second Amendment Effective Date, Parent and each Borrower hereby represent and warrant that:

A. no Default or Event of Default has occurred and is continuing on the date hereof or will have occurred and be continuing as of the Second Amendment Effective Date, both immediately before and immediately after giving effect to the Second Amendment;

B. all of the representations and warranties of each Loan Party contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date hereof and will be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the Second Amendment Effective Date, both immediately before and immediately after giving effect to the Second Amendment, as though made on and as of the Second Amendment Effective Date (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

C. (x) this Second Amendment, and the incurrence (and guaranty) of the Designated 2014 Incremental Term Loans contemplated hereby, have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by each Loan Party, (y) this Second Amendment has been duly executed and delivered by each Loan Party and (z) this Second Amendment, and the Credit Agreement (as amended by this Second Amendment), each constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its respective terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and

D. the execution, delivery and performance by each Loan Party of this Second Amendment, and the Borrowings (and guaranties) of the Designated 2014 Incremental Term Loans contemplated hereby, do not and will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such Loan Party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i)(A)(x), (i)(B), (i)(C) or (ii) of this paragraph, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 of the Credit Agreement or where such creation or imposition of any Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

IV. Conditions Precedent.

Upon satisfaction of each of the following conditions, this Second Amendment shall be deemed effective (such date, the “Second Amendment Effective Date”):

A. Parent, each Borrower, each other Loan Party (if any), the Administrative Agent, the Required Lenders, each Lender with an outstanding Term Loan (including any new Lender that replaces a Non-Consenting Lender) and the Incremental Term Lender shall have signed a counterpart hereof and shall have delivered (including by way of electronic transmission) the same to the Administrative Agent, c/o Lend Amend. Please submit signature pages online via www.lendamend.com or email two executed PDF signature pages to ollies@lendamend.com;

B. concurrently with the funding of the Designated 2014 Incremental Term Loans, the Administrative Agent shall have received from the Borrowers for the ratable account of each Lender that delivers to the Administrative Agent (or its counsel) an executed counterpart of this Second Amendment as provided in the preceding clause (A) on or prior to 3:00 pm (New York City time) on April 4, 2014, a fee (the “Consent Fee”) in an amount equal to 0.15% of the aggregate principal amount of all Term Loans of each such Lender outstanding on the Second Amendment Effective Date (immediately before the occurrence thereof);

C. concurrently with the funding of the Designated 2014 Incremental Term Loans, the Administrative Agent shall have received from the Borrowers for the ratable account of each Lender with an Incremental Term Loan Commitment listed on Schedule 1 hereof, an upfront fee in an amount equal to 0.50% of the aggregate principal amount of such Lender’s Incremental Term Loan Commitment;

D. the Administrative Agent shall have received a written legal opinion of (i) Weil, Gotshal & Manges LLP, special counsel to Parent and the Borrowers and (ii) McNees Wallace & Nurick LLC, special Pennsylvania counsel to Parent and the Borrowers, in each case, addressed to the Lenders and the Administrative Agent, dated the Second Amendment Effective Date, and in form and substance usual and customary for transactions such as those contemplated hereby;

E. the Administrative Agent shall have received a Borrowing Request in respect of the Designated 2014 Incremental Term Loans, in substantially the same form delivered on the Closing Date in respect of the Term Loans, and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

F. all fees and expenses required to be paid to the Administrative Agent on the Second Amendment Effective Date (including, without limitation, reasonable legal fees and expenses) shall have been paid;

G. the Administrative Agent shall have received (i) a solvency certificate from the Chief Financial Officer of the Lead Borrower in substantially in the form of Exhibit F to the Credit Agreement (with appropriate modifications reasonably acceptable to the Administrative Agent), (ii) a certificate of good standing with respect to each Loan Party from the Secretary of State (or other similar official) of the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) as of a recent date (and a bring-down thereof on the Second Amendment Effective Date), (iii) a certificate of the secretary or assistant secretary or other authorized officer of each Loan Party, dated the Second Amendment Effective Date, reasonably acceptable to the Administrative Agent, certifying as to the incumbency and specimen signature of each officer of a Loan Party executing this Second Amendment or any other document delivered in connection herewith on behalf of any Loan Party and attaching (x) a true and complete copy of the certificate of incorporation (or other applicable charter document) of each Borrower, including all amendments thereto, as in effect on the Second Amendment Effective Date, certified as of a recent date by the Secretary of State (or analogous official) of the jurisdiction of its organization, that has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, (y) a true and complete copy of the by-laws (or other applicable operating agreements) of each Borrower as in effect on the Second Amendment Effective Date, and (z) a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of each Loan Party authorizing the execution, delivery and performance of this Second Amendment and the performance of the Credit Agreement (as amended by this Second Amendment) and the other Loan Documents and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; provided that in the case of preceding clauses (x) and (y), such documents shall not be required to be delivered if such certificate includes a certification by such officer that the applicable organizational documents delivered to the Administrative Agent in connection with the initial funding of Term Loans on the Closing Date remain in full force and effect and have not been amended, modified, revoked or rescinded since the Closing Date;

H. concurrently with the funding of the Designated 2014 Incremental Term Loans, the Borrowers shall have paid to the Administrative Agent for the account of each Lender with outstanding Term Loans on, and immediately prior to, the Second Amendment Effective Date all accrued but unpaid interest owing with respect to such Term Loans through the Second Amendment Effective Date;

I. no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to (x) the incurrence by the Borrowers of the Designated 2014 Incremental Term Loans and (y) this Second Amendment;

J. all of the representations and warranties of each Loan Party contained in this Second Amendment, the Credit Agreement and in the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Second Amendment Effective Date, both immediately before and immediately after giving effect to the Second Amendment, as though made on and as of the Second Amendment Effective Date (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

K. the Second Amendment Effective Date (as defined in the Second ABL Facility Amendment) shall have occurred; and

L. the Administrative Agent shall have received a certificate, dated the Second Amendment Effective Date and signed by a Responsible Officer of Parent or the Lead Borrower, certifying on behalf of Parent and each Borrower that the conditions in this Section IV (I) and (J) have been satisfied.

V. Consent. The Borrowers and the Administrative Agent hereby consent to the assignment of any Designated 2014 Incremental Term Loans to any Incremental Term Lender (other than a Disqualified Institution) who is not an existing Lender, an Affiliate of an existing Lender or a Related Fund in respect of an existing Lender, in each case, to the extent disclosed to such person prior to the date hereof.

VI. Miscellaneous Provisions.

A. This Second Amendment is limited to the matters specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Loan Document and each of the Loan Documents as modified hereby shall remain in full force and effect in accordance with their respective terms.

B. This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Second Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Second Amendment.

C. THE VALIDITY OF THIS SECOND AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

D. From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import and each reference to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby on the Second Amendment Effective Date. This Second Amendment shall constitute a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment as of the date first above written.

OLLIE’S HOLDINGS, INC.,
as Lead Borrower

By:	/s/ John Swygert
Name:	John Swygert
Title:	EVP – Chief Financial Officer

OLLIE’S BARGAIN OUTLET, INC., as Borrower

By:	/s/ John Swygert
Name:	John Swygert
Title:	EVP – Chief Financial Officer

BARGAIN PARENT, INC., as Parent

By:	/s/ John Swygert
Name:	John Swygert
Title:	EVP – Chief Financial Officer

[Signature Page to Ollie’s Credit Agreement Second Amendment]

JEFFERIES FINANCE LLC, as Administrative Agent and Incremental Term Lender

By:	/s/ J. Paul McDonnell
	Name:	J. Paul McDonnell
	Title:	Managing Director

[Signature Page to Ollie’s Credit Agreement Second Amendment]

Schedule 1

Incremental Term Loan Commitment
Jefferies Finance LLC	$60,000,000